Contacts: West Pharmaceutical Services, Inc. Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Financial Dynamics Julie Huang/Courtney Wen (212) 850-5600 wst@fd-us.com

Exhibit 99.1

WEST PHARMACEUTICAL SERVICES, INC. SECOND QUARTER 2005 RESULTS

- Comparable Sales Up 14.2% and Acquired Business adds 12.9% –

- Reports Earnings Per Diluted Share of $0.38 -

- Company to Host Conference Call at 9:00 a.m. EDT -

Lionville, PA, July 21, 2005 – West Pharmaceutical Services, Inc. (NYSE: WST), the world’s premier manufacturer of components and systems for injectable drug delivery, today announced the results of operations for its second quarter and six-month periods ended June 30, 2005, reporting net income from continuing operations of $12.2 million, or $0.38 per diluted share, compared to $10.5 million, or $0.34 per diluted share in the second quarter of 2004.

“Our overall sales performance was very positive, with growth in our core component sales ahead of expectations and The Tech Group contributing at the end of the quarter,” said Donald E. Morel, Jr., Ph.D., West’s Chairman and Chief Executive Officer. “In the second half of the year, we will concentrate on the smooth integration of The Tech Group and the planned Medimop acquisitions and on efficiency improvement programs that we believe will help West more fully realize the benefits of our continued sales growth. We expect that full year sales growth will be somewhat stronger than, and earnings will be consistent with, our earlier guidance.”

Net income and earnings per diluted share (EPS) were impacted by the following items, which are described in more detail below:

Income (Expense) in the Three Months Ended June 30

	2005		2004
	Net Income	EPS	Net Income	EPS
Restructuring Credit	$1.4	$0.04	—	—
Stock Compensation Expense	(1.4)	(0.04)	—	—
Tax on Repatriation	(1.1)	(0.03)
Kinston production and legal costs	—	—	($2.5)	($0.08)

Reported second quarter sales from continuing operations grew by $36.9 million, or 27.1% to $173.0 million. The May 20, 2005 acquisition of the North American and European businesses of The Tech Group, Inc. added $17.5 million of sales, accounting for 12.9% of the sales growth. Sales in the Company’s remaining businesses grew 14.2%, (2.5% due to currency) to $155.5 million, compared to $136.1 million in the second quarter of 2004. The increase was the result of notably higher sales of pre-filled syringe components, Westar®-treated products and development and laboratory service, and was despite slower sales of coated products attributed to customer inventory reductions following surge order activity in 2004. Gross profit increased to $50.6 million from $42.4 million reported in the prior year period, while consolidated gross margin declined two percentage points. The decline was a result of the inclusion of Tech Group sales, which are generally lower margin sales; the less profitable product mix in West’s pharmaceutical and medical device components business; and higher raw material costs.

Reported operating profit grew by 26% to $19.9 million compared to $15.8 million in the 2004 quarter. The Tech Group acquisition added $1.1 million of operating profit and West’s new Kinston facility, which was starting up in the 2004 quarter, contributed $1.2 million in the current quarter. The Company recognized a restructuring credit of $1.4 million from lower than expected costs associated with the 2004 closure of the Company’s Lewes, UK facility.

Selling, general and administrative (SG&A) expense declined as a percentage of sales by one percentage point, despite significant cost increases associated with stock-based compensation, and due to the inclusion of The Tech Group. The Company adopted SFAS 123(R) in 2005, and is now expensing costs associated with all stock-based compensation plans. SG&A expense associated with stock-based compensation in the quarter was $2.0 million higher than in the prior year period, of which $1.6 million was associated with the employee stock purchase plan (“ESPP”) and $0.4 million was a result of employee stock options under the Company’s long-term incentive plan. The higher 2005 cost of the ESPP resulted from growth in the Company’s share price, which raised employee participation in the plan and increased the compensation per share purchased under the plan. Other increased SG&A costs were for increased employment, outside services spending for lean manufacturing and information technology programs and the impact of foreign exchange.

Interest expense was $1.2 million higher than the prior year quarter as a result of higher interest rates on floating-rate debt and increased net borrowings, attributed to The Tech Group acquisition. Tax expense for the quarter included a $1.1 million charge, or $.03 per diluted share, which is the full tax cost of the Company’s plan to repatriate earnings for foreign subsidiaries in 2005 pursuant to the incentive included in the American Jobs Creation Act of 2004. The Company is evaluating, but has not concluded, plans for further repatriations this year.

Net income from continuing operations was $12.2 million, an increase of $1.7 million or 16.2% over the second quarter of 2004. Reported net income for the 2004 second quarter included $2.5 million, or $0.08 per diluted share, in additional production and SG&A costs related to the 2003 explosion and fire at the Company’s Kinston, NC facility. The new Kinston production facility is now fully operational and is no longer incurring similar additional production costs. The facility was profitable in the quarter, fully absorbing the incremental depreciation and plant overhead costs.

Earnings per diluted share were affected by a 4.7% increase in number of shares deemed outstanding, including shares issued or issuable under stock-based compensation plans, which effectively reduced earnings by $0.02 per diluted share.

The Company had $61.5 million of cash and debt of $278 million on June 30, 2005, compared to $52.9 million and $158 million, respectively, at the end of the June 2004 quarter and $68.8 million of cash and $160.8 of debt at December 31, 2004. The increase in debt is the result of debt financing of The Tech Group acquisition. Shareholders equity stood at $313.0 at the end of the second quarter and the ratio of debt to total capital was 47%.

2005 Earnings Guidance Update

The Company updated its annual earnings guidance, indicating that it now expects full year 2005 earnings per diluted share to be between $1.43 and $1.51 including the effects of the acquisition of the Tech Group, which will add between $0.02 and $0.05 per share. The earnings guidance excludes the effects of currency, the $1.1 million repatriation-related tax charge recorded in the second quarter, as well as any similar tax charges, through the remainder of the year. The Company’s guidance reflects its 8% estimate of annual sales growth, excluding The Tech Group and the pending Medimop Medical Products acquisition.

Conference Call

Management from West Pharmaceutical Services will host a conference call to discuss these results today at 9:00 am Eastern Time. The call will be broadcast live over the Internet and can be accessed at the Company’s website, www.westpharma.com.

About West Pharmaceutical Services

West Pharmaceutical Services, Inc. is the world’s premier manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. West’s customers include the world’s leading pharmaceutical, biotechnology, generic drug and medical device producers. Headquartered in Lionville, Pennsylvania, West Pharmaceutical Services supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at http://www.westpharma.com

Safe Harbor Statement

The information contained in this document and the attachment is as of July 21, 2005. Both companies assume no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

Certain statements contained in this press release or in other company documents and certain statements that may be made by management of the Company orally may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or condition. In particular, these include statements concerning future actions, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings and financial results.

Because actual results are affected by risks and uncertainties, the Company cautions investors that actual results may differ materially from those expressed or implied in any forward-looking statement.

It is not possible to predict or identify all such risks and uncertainties, but factors that could cause the actual results to differ materially from expected and historical results include, but are not limited to: sales demand; obtaining the necessary governmental consents to the acquisition of Medimop Medical Products; the effects of required acquisition-related purchase price allocations on income; the availability of required financing; the timing and commercial success of customers’ products incorporating the Company’s products and services; maintaining or improving production efficiencies and overhead absorption; competition from other providers; the Company’s ability to develop and market value-added products; the successful integration of acquired businesses; the average profitability, or mix, of products sold in a reporting period; financial performance of unconsolidated affiliates; the potential impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; strength of the US dollar in relation to other currencies, particularly the Euro, UK pound, Danish Krone, Japanese Yen and Singapore Dollar; inflation; US and international interest rates; returns on pension assets in relation to the expected returns employed in preparing the Company’s financial statements; raw material price escalation, particularly petroleum-based raw materials and energy costs; exposure to product quality and safety claims; realization of the Company’s investment in the clinical services operation upon disposition; and, the conclusion of an anticipated private debt financing on terms contemplated by the Company.

The Company assumes no obligation to update forward-looking statements as circumstances change. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in the Company’s 10-K, 10-Q and 8-K reports.

- TABLES TO FOLLOW -

West Reports 2005 Second Quarter Results

WEST PHARMACEUTICAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended					Six Months Ended
	June 30, 2005		June 30, 2004		June 30, 2005		June 30, 2004
Net sales	$173,000	100%	$136,100	100%	$322,400	100%	$266,600	100%
Cost of goods sold	122,400	71	93,700	69	225,400	70	184,700	69
Gross profit	50,600	29	42,400	31	97,000	30	81,900	31
Selling, general and administrative expenses	31,900	18	26,300	19	57,100	18	51,400	20
Restructuring credit	(1,400)	(1)	—	—	(1,400)	—	—	—
Other expense, net	200	—	300	—	1,300	—	1,100	—
Operating profit	19,900	12	15,800	12	40,000	12	29,400	11
Interest expense, net	2,900	2	1,700	2	4,800	1	3,500	1
Income before income taxes	17,000	10	14,100	10	35,200	11	25,900	10
Provision for income taxes	5,500	3	4,500	3	11,300	4	8,400	3
Income from consolidated operations	11,500	7%	9,600	7%	23,900	7%	17,500	7%
Equity in net income of affiliated companies	700		900		1,300		1,900
Income from continuing operations	12,200		10,500		25,200		19,400
Discontinued operations, net of tax	600		(2,800)		900		(4,700)
Net income	$12,800		$7,700		$26,100		$14,700
Net income per share:
Basic:
Continuing operations	$0.39		$0.35		$0.82		$0.65
Discontinued operations	0.02		(0.09)		0.03		(0.15)
	$0.41		$0.26		$0.85		$0.50
Assuming dilution:
Continuing operations	$0.38		$0.34		$0.79		$0.64
Discontinued operations	0.02		(0.09)		0.03		(0.16)
	$0.40		$0.25		$0.82		$0.48
Average common shares outstanding	30,978		29,920		30,812		29,682
Average shares assuming dilution	32,155		30,704		31,994		30,406

WEST PHARMACEUTICAL SERVICES

REPORTING SEGMENT INFORMATION

(in thousands)

	Three Months Ended		Six Months Ended
	June 30		June 30
Net Sales:	2005	2004	2005	2004
Pharmaceutical Systems	$139,500	$121,200	$274,500	$238,400
Tech including the West Device Group	35,800	16,600	52,500	31,800
Eliminations	(2,300)	(1,700)	(4,600)	(3,600)
Consolidated Total	$173,000	$136,100	$322,400	$266,600

Operating Profit (Loss):
Pharmaceutical Systems	$26,500	$23,500	$52,900	$42,700
Tech including the West Device Group	4,200	900	5,300	2,300
Corporate costs	(9,500)	(7,400)	(15,600)	(13,200)
Domestic pension expense	(1,300)	(1,200)	(2,600)	(2,400)
Consolidated Total	$19,900	$15,800	$40,000	$29,400

On May 20, 2005, the Company completed the acquisition of The Tech Group, Inc. (“TGI”). TGI net sales and operating profit for the period from May 20, 2005 to June 30, 2005 are included in the results under the Tech including the West Device Group operating segment for both the three- and six-month period ended June 30, 2005. During that period, TGI contributed $17,500 and $1,100 to net sales and operating profit, respectively.